              AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION
                                 ON JUNE 7, 2001

                                                       File No. 333-______

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-8

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                             I-TRANSACTION.NET INC.
             (Exact name of registrant as specified in its charter)


        New Jersey
(State or other jurisdiction of                     (IRS Employer
 incorporation or organization)                   Identification No.)


 2077 Dundas St. E, Suite 103 ON Canada                   L4X 1M2
(Address of principal executive offices)                (Zip Code)


                    June 7, 2001 Utukuri Consulting Agreement
                   April 1, 2001 Broeders Consulting Agreement
                    June 7, 2001 Muskat Consulting Agreement
                  April 1, 2001 Lavereau Consulting Agreement
                            (Full title of the plan)

                           Jonathan D. Leinwand, Esq.
          2500 N. Federal Highway, Suite 100, Ft. Lauderdale, FL 33305
                     (Name and address of agent for service)

                                 (954) 563-1583
          (Telephone number, including area code, of agent for service)

                           Copies of Communications to

                           Jonathan D. Leinwand, Esq.
          2500 N. Federal Highway, Suite 100, Ft. Lauderdale, FL 33305
                       (954) 563-1583 Fax: (954) 252-4265


=====================================================================================================================
Title of Securities        Amount to             Proposed maximum             Proposed maximum              Amount of
to be registered         be registered       offering price per share     aggregate offering price   registration fee
- -------------------------------------------------------------------------------------------------------------------
Common Stock
$.001 Par Value     6,175,818 Shares            $ 0.055(1)                       $ 339,670                 $ 85
=====================================================================================================================

(1) Estimated solely for the purpose of calculating the registration fee, based upon the average of the closing bid and ask price of the Common Stock on June 18, 2001.


                 THIS DOCUMENT CONSTITUTES PART OF A PROSPECTUS
                 COVERING SECURITIES THAT HAVE BEEN REGISTERED
                        UNDER THE SECURITIES ACT OF 1933

                                6,175,818 Shares

                             I-Transaction.net, INC.

                                  Common Stock


        This Prospectus relates to 6,175,818 shares of common stock, $.001 par value (the "Common Stock"), of I-Transaction.net, Inc., a New Jersey corporation (the "Company").

         The Company's common stock is currently traded on the Over-the-Counter Bulletin Board under the symbol "ITNI".

              ----------------------------------------------------
          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
        SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED
              UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
              REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
              ----------------------------------------------------

                  The date of this Prospectus is June 18, 2001.

         You should only rely on the information incorporated by reference or provided in this Prospectus or any supplement. We have not authorized anyone else to provide you with different information. The common stock is not being offered in any state where the offer is not permitted. You should not assume that the information in this Prospectus or any supplement is accurate as of any date other than the date on the front of this Prospectus.

                       WHERE YOU CAN FIND MORE INFORMATION

The Company is required to file annual, quarterly and special reports, and other information with the Securities and Exchange Commission (the "SEC") as required by the Securities Exchange Act of 1934, as amended (the "1934 Act"). You may read and copy any reports, statements or other information we file at the SEC's Public Reference Rooms at:

                 450 Fifth Street, N.W., Washington, D.C. 20549;
           Seven World Trade Center, 13th Floor, New York, N.Y. 10048

Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Rooms. Our filings are also available to the public from commercial document retrieval services and the SEC website (http://www.sec.gov). Additional information may also be obtained from the Company at 2077 Dundas St. East, Suite 103, Toronto, ON Canada L4X 1M2.


                             INCORPORATED DOCUMENTS

The SEC allows the Company to "incorporate by reference" information into this Prospectus, which means that the Company can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be made part of this Prospectus, except for any information superseded by information in this Prospectus.

The Company's Annual Report on Form 10-KSB, filed October 16, 2000, is incorporated herein by reference. In addition, all documents filed or subsequently filed by the Company under Sections 13(a), 13(c), 14 and 15(d) of the 1934 Act, before the termination of this offering, are incorporated by reference.

                      DESCRIPTION OF CONSULTING AGREEMENTS

        The Company has entered into five Consulting Agreements (the "Agreements") dated various dates, pursuant to which the Company has agreed to issue an aggregate of 3,354,000 shares (the "Shares") of the Company's Common Stock in payment for consulting services to the Company concerning the matters further described below. Additionally, the Company has agreed to issue 2,821,818 to three attorneys for legal services already rendered. The consultants are:

Avinindra Utukuri. Mr. Ukuturi provides technology development services to the Company. In lieu of certain cash compensation owed under the agreement, Mr. Ukuturi has agreed to accept 984,000 shares of common stock

Joanne Broeders. Ms. Broeders has acted as a director of the Company and has provided other business services to the Company. In lieu of certain cash compensation owed under the agreement, Ms. Broeders has agreed to accept 594,000 shares of common stock.

David Muskat. Mr. Muskat will sell and market the Company's products in the United States. In lieu of certain cash compensation Mr. Muskat has agreed to accept 1,182,000 shares of common stock.

Kristian Lavereau. Mr. Lavereau will act as director of business operations for the Company. In lieu of certain cash compensation owed under the agreement, Mr. Lavereau has agreed to accept 594,000 shares of common stock.

David Larmour. Mr. Larmour has provided legal services to the Company and has agreed to accept 1,320,000 shares of common stock in lieu of certain cash compensation owed to him.

Peter Tuovi. Mr. Tuovi has provided legal services to the Company and has agreed to accept 1,320,000 shares of common stock in lieu of certain cash compensation owed to him.

Jonathan Leinwand. Mr. Leinwand has provided legal services to the Company and has agreed to accept 181,818 shares of common stock in lieu of certain cash compensation owed to him. Also see Item 5, below.

The Agreements are separate and the Consultants will provide their services separately.

REGISTRATION OF THE SHARES

        The Company has agreed to register the Shares on a Registration Statement on Form S-8 under the Securities Act of 1933, as amended, in connection with their original issuance to the consultants. This Prospectus relates to a Registration Statement on Form S-8 which was filed with the Securities and Exchange Commission on the date hereof and which became effective as of such filing.

RESALE OF THE SHARES

        The Agreements do not impose any restrictions on the resale of the Shares. However, if a recipient of Shares is or becomes an "affiliate" of the Company, as such term is defined in Rule 144 promulgated under the Securities Act, at any such time, such person will be subject to the limitations on the amount of securities which may be sold imposed under Rule 144(e)(1). Rule 144(e)(1) generally provides that the number of shares of Common Stock which may be sold in any three month period may not exceed the greater of (i) 1% of the outstanding Common Stock as shown by the most recent published report of the Company or (ii) the average weekly reported volume of trading in the Common Stock, as reported through NASDAQ, for the four weeks preceding the filing of a notice of proposed sale of the Common Stock, if required under Rule 144(b) under the Securities Act, or preceding the date of receipt of the order to execute the transaction by the broker or the date of execution directly with a market maker.

        Additional information regarding the Agreements not set forth in this Prospectus may be obtained from the Company at 2077 Dundas Street West, Suite 103, Mississauga, Ontario, L4X 1M2.

                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES

        At the time of issuance of the Shares, the consultant recognized ordinary income for federal income tax purposes in an amount equal to the then fair market value of the Shares received by such consultant.

        The consultant will recognize gain or loss on the subsequent sale of the Shares in an amount equal to the difference between the amount realized and the tax basis of such Shares, which will equal the amount included in the consultant's income by reason of the issuance of the Shares. Provided such Shares are held as a capital asset, such gain or loss will be long-term or short-term capital gain or loss depending upon whether the Shares have been held for more than one year.

        The Agreement is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974, and is not qualified under Section 401(a) of the Code.

        This discussion is only a summary of certain significant federal income tax consequences and each consultant should consult an independent tax adviser as to all of the federal and state income tax consequences relating to the receipt or sale of the Shares.

                              CERTAIN INFORMATION

        The documents incorporated by reference in Item 3 of Part II of the Form S-8, and any other documents required to be delivered pursuant to Rule 428(b), promulgated under the Securities Act, are available from the Company, without charge, upon written or oral request. Requests for documents should be directed to the President of the Company. The documents incorporated by reference in Item 3 of Part II of the Form S-8 are also incorporated in this Prospectus by reference thereto.

                             I-TRANSACTION.NET Inc.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


ITEM 3.  INFORMATION INCORPORATED BY REFERENCE.

        There are hereby incorporated by reference in this Registration Statement the following documents and information heretofore filed under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), with the Securities and Exchange Commission (the "Commission") by I-Transaction.net, Inc. (the "Company" or the "Registrant"):

        (a) The Registrant's Annual Report on Form 10-KSB for the fiscal period ended June 30, 2000;

        (b) The Registrant's Quarterly Reports on Form 10-QSB for the fiscal quarters ended September 30, 2000 and December 31, 2000; and

        (c) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act by the Registrant with the Commission since June 30, 2000.

        All documents filed with the Commission by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

ITEM 4.  DESCRIPTION OF SECURITIES.

        The Company is authorized to issue 200,000,000 shares of Common Stock, par value $.001 per share (the "Common Stock"). Holders of the Common Stock have one vote per share on each matter submitted to a vote of stockholders, the right to receive such dividends, if any, as may be declared by the Board of Directors out of assets legally available therefor and the right to receive net assets in liquidation after payment of all amounts due to creditors and all preferential amounts due to holders of any preferred stock. Holders of the Common Stock have no conversion rights and are not entitled to any preemptive or subscription rights. The Common Stock is not subject to redemption or any further calls or assessments. The Common Stock has noncumulative voting rights in the election of directors.

        The Common Stock is traded in the over-the-counter market (the "OTC Bulletin Board") and quoted under the symbol "ITNI".


ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

         Jonathan Leinwand, counsel to the company and who has expressed an opinion with regard to the issuance of the shares described herein is the beneficial owner of 181,818 shares of stock that are to be issued pursuant to this registration statement. The shares are being issued in partial payment of legal services previously rendered to the company.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

 The Company's Certificate of Incorporation provides that to the fullest extent permitted by the New Jersey Business Corporation Act (the

"NJBCL"), a director shall not be liable to the Company or its shareholders for monetary damages for breach of fiduciary duty as a Director. Under the NJBCL, liability of a director may not be limited (i) for any breach of the director's duty of loyalty to the Company or its shareholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) in respect of certain unlawful dividend payments or stock redemptions or repurchases and (iv) for any transaction from which the director derives an improper personal benefit. The effect of the provisions of the Company's Certificate of Incorporation is to eliminate the rights of the Company and its shareholders (through shareholders' derivative suits on behalf of the Company) to recover monetary damages against a director for breach of the fiduciary duty of care as a director (including breaches resulting from negligent or grossly negligent behavior), except in the situations described in clauses (i) through (iv) above. This provision does not limit or eliminate the rights of the Company or any shareholder to seek non-monetary relief such as an injunction or rescission in the event of a breach of a director's duty or care.

         In addition, the Company's Certificate of Incorporation provides that the Company shall indemnify its directors, officers, employees and agents against losses incurred by any such person by reason of the fact that such person was acting in such capacity.

         The Company intends to enter into indemnification agreements with each of its directors containing provisions that may require the Company, among other things, to indemnify its directors against certain liabilities that may arise by reason of their status or service as directors (other than liabilities arising from willful misconduct of a culpable nature) and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.

         The Company believes that such indemnification provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers


ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

         Not Applicable.

ITEM 8.  EXHIBITS.

         4.1 Consulting Agreement dated June 7, 2001 between the Registrant and Avinindra Utukuri

         4.2 Consulting Agreement dated April 1, 2001 between the Registrant and Joanne Broeders

         4.3 Consulting Agreement dated April 1, 2001 between Kristian Lavereau and the registrant.

         4.4 Consulting Agreement dated June 7, 2001 between the Registrant and David Muskat.

         5.2      Opinion of Counsel


ITEM 9.  UNDERTAKINGS.

        (a)  The undersigned Registrant hereby undertakes:

                 (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement

(i) to provide any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act").

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post effective amendment thereof) which, individually, or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in the registration statement; provided however, that clauses (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed by the Registrant pursuant to Sections 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

                 (2) That, for the purpose of determining liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                 (3) To remove from Registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Toronto, Province of Ontario, on October 31, 2000.

                                            I-Transaction.net, INC.


                                             By:  /s/ David Bruce
                                                  ---------------------------
                                                  David Bruce, President


        Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.


     Signature                          Title                            Date
     ---------                          -----                            ----
By: /s/ David Bruce
    -------------------------
        David Bruce                 President/Director             June 17, 2001


By: /s/ Thomas Weisner
    -------------------------
        Thomas Weisner,             CEO, Director                  June 17, 2001


By: /s/ Stafford Greene
    -------------------------
       Stafford Greene              Chief Financial Officer        June 17, 2001
                                    Director

By: /s/ Joanne Broeders
    -------------------------
        Joanne Broeders,            Director                       June 17, 2001


                                 EXHIBIT INDEX

         4.1 Consulting Agreement dated June 7, 2001 between the Registrant and Avinindra Utukuri

         4.2 Consulting Agreement dated April 1, 2001 between the Registrant and Joanne Broeders

         4.4 Consulting Agreement dated April 1, 2001 between Kristian Lavereau and the registrant.

         4.4 Consulting Agreement dated June 7, 2001 between the Registrant and David Muskat.

         5.2      Opinion of Counsel